DANIELSON ASSOCIATES INC.

6001 Montrose Road

Suite 405

Rockville, Maryland 20852

Tel: (301) 468-4884

Fax: (301) 468-0013

CONSENT OF DANIELSON ASSOCIATES INC.

We hereby consent to the inclusion of our opinion letter addressed to the Board of Directors of First Heritage Bank dated January 5, 2004, as an appendix to, and to the references to our firm under the caption “Opinion of First Heritage’s Financial Advisor” in, the proxy statement/prospectus which is included in the Form S-4 Registration Statement of Community Bank System, Inc. (File number 333-113581) relating to the registration of shares of common stock of Community Bank System, Inc.

DANIELSON ASSOCIATES INC.

By:	/s/ David G. Danielson
David G. Danielson President

Date: April 12, 2004